Exhibit 99.1

5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 537-6104 Internet: www.infoUSA.com FOR IMMEDIATE RELEASE May 19, 2008

CONTACT:

VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: ir@infousa.com

STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA Receives Anticipated Notice from NASDAQ
Due to Delay in Filing Form 10-Q
(OMAHA, NE)—infoUSA (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced that, as expected, and in accordance with NASDAQ rules relating to the delay in filing the Company’s Form 10-Q for the period ended March 31, 2008, it has received on May 14, 2008 a NASDAQ staff determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it has not timely filed with NASDAQ its Form 10-Q for the period ended March 31, 2008 and, as a result, the Company’s common stock is subject to delisting from the NASDAQ Global Select Market.
infoUSA has a hearing scheduled for May 22, 2008 before the NASDAQ Listing Qualification Panel to review the staff determination. infoUSA’s common stock will remain listed on The NASDAQ Global Select Market pending the outcome of the Panel’s decision. infoUSA cannot provide any assurance that the Panel will grant its request for continued listing.
As disclosed previously, effective December 24, 2007, the Board of Directors of infoUSA formed a Special Litigation Committee (the “SLC”) in response to the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.), and a related informal investigation by the Securities and Exchange Commission (“SEC”). In light of the ongoing investigation, infoUSA was unable to file the Form 10-Q for the period ended March 31, 2008 by the SEC’s filing deadline.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.